SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant:
Filed by a Party other than the Registrant:      X

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
X	Definitive Additional Materials
Soliciting Material Under Rule 14a-12

FEDERAL SIGNAL CORPORATION

(Name of Registrant as Specified in its Charter)

WARREN B. KANDERS
STEVEN R. GERBSMAN
NICHOLAS SOKOLOW

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

X	No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRESS RELEASE

Stamford, CT, April 21, 2009

KANDERS URGES INVESTORS TO DISREGARD THE RHETORIC AND FOCUS ON THE RESULTS

We Believe There is a Need for New Blood on the Board to Provide Oversight and Accountability

Kanders Group Urges Rejection of Federal Signal Nominees

Stamford, CT, April 21, 2009 -- Warren B. Kanders, who together with Steven R. Gerbsman and Nicholas Sokolow (together the “Kanders Group”) is seeking election to the Board of Directors of Federal Signal Corporation (NYSE: FSS), today sent the following letter to the shareholders of Federal Signal. In his letter, Mr. Kanders outlined the fundamental premise of this contested election – this Board of Directors has presided over an unacceptable period of sustained and precipitous deterioration of shareholder value and financial underperformance, squandered significant capital, failed in its oversight since 2004 of the same strategy, and continued to lavishly compensate itself and management for failure.

Commenting on his letter, Mr. Kanders stated: “This proxy contest is about results and accountability. In spite of its 100-year history and leading positions in its markets, whether measured by total shareholder return, gross or operating profit margins, or returns on invested capital, Federal Signal lags its peers. This Board of Directors has consistently failed its shareholders, employees and customers, and has allowed the Company to expend resources on acquisitions without integrations and to accept a record of financial failure. Each of the proxy advisory services confirms our basic view – this Company has a long history of underperformance relative to its peers and requires meaningful changes to improve its performance.”

Mr. Kanders concluded: “Our nominees are the most qualified and are needed by Federal Signal at this time to hold management and the Board of Directors accountable to fulfill their current and future commitments to investors. As significant shareholders of approximately 2.9% of the Company’s stock, our interests are aligned with shareholders. We are here to help the Company and we are prepared to work constructively with senior management and provide them with the guidance and experience they lack.”

The Kanders Group urges stockholders to vote for their highly-qualified independent nominees – Warren B. Kanders, Steven R. Gerbsman, and Nicholas Sokolow - by telephone, Internet or by signing, dating and returning the GOLD proxy card today. If shareholders have questions or require assistance in voting their GOLD proxy cards, please call MacKenzie Partners at 800-322-2855 or collect at 212-929-5500.

The full text of Mr. Kanders’ letter follows:

“My Fellow Shareholders of Federal Signal Corporation:

      The campaign of the Kanders Group nominees -- Warren B. Kanders, Steven R. Gerbsman and Nicholas Sokolow -- to the Board of Federal Signal Corporation (“FSS”) to reverse years of FSS’ disappointing financial performance and to create new value for all shareholders, is in its final week.

THE BOARD NEEDS NEW BLOOD WITH THE EXPERIENCE TO PROVIDE
THE REQUIRED OVERSIGHT AND ACCOUNTABILITY

     Much needs to be done if FSS is ever going to reward the faith of its shareholders and we, the experienced, independent nominees of the Kanders Group can be the catalyst to do it. Federal Signal has not met any metrics of financial success. Don’t take our word on it – here is what proxy voting advisory firms have commented:

     In its Report dated April 17, 2009, Risk Metrics Group (“RMG”) independently confirmed our conclusion that FSS shareholders have been victimized by the poor financial performance of FSS over the past 5 years under the leadership of the current Board. Quoting from RMG’s Report:

     -- “…Federal Signal’s operating and share price performance metrics indicate that the company has consistently underperformed its peer group over the last five year period.”

     -- “…the company’s TSR [Total Shareholder Return] has significantly lagged its peer group average as indicated by below peer average 1-year, 3-year and 5-year TSRs for the period ended March 31, 2009.”

     -- “Moreover, we believe that Federal Signal’s relatively low ROI metric lends credence to the dissident’s [Kanders Group’s] claim that the company has not successfully integrated its previous acquisitions. Since 2006, the company has invested $208 million in purchase of fixed assets/acquisitions of business, which has yet to translate into peer average ROI.”

     -- “Federal Signal’s poor share price performance may be attributable to its below-peer average operating performance. Over the last five years, Federal Signal consistently underperformed its peer group average gross profit margin, operating margin (before depreciation), operating (operating before depreciation and tax) return on invested capital and return on invested capital metrics.”

     --“… the company’s share [sic] has significantly lagged its peer group average since appointment of Mr. Osborne as the CEO in Sept. 2008. This we believe may be indicative of market’s skepticism about the company’s ability to successfully execute its business plan despite the management change.” (Emphasis supplied.)

     The day after his appointment as CEO, Mr. Osborne told the Chicago Tribune: “There is very little about Federal Signal that needs to be fixed.”

     Why should shareholders give this Board and its nominees yet another chance to further destroy shareholder value?

     Glass Lewis & Co., another proxy advisory firm, in its Report released April 17, 2009, also echoed the concerns of the Kanders Group nominees, criticizing John McCartney, chairman of the Compensation Committee of the Board and designated spokesmen for the Board in this proxy contest, for repeatedly failing to align executive compensation with the Company’s financial performance and deteriorating shareholder value. Quoting from the Glass Lewis Report:

     --“Director McCartney served as chairman of the compensation committee in fiscal 2008, during which time the Company paid more compensation to its top executives but performed worse than its peers. Further, he served as the chairman of the compensation committee in fiscal 2007, during which time the Company paid more compensation to its top executives but performed worse than its peers.”

     --“… we believe the compensation committee has failed to adequately address the issue. As such, we believe Mr. McCartney, as chairman of the committee, should be held accountable for this lack of oversight … If the director had been up for reelection, Glass Lewis policy would have likely recommended that shareholders withhold votes from the nominee.” (Emphasis supplied.)

     Glass Lewis concluded – “… time will tell whether the board can correct its past executive compensation mistakes.”

     We believe that the Board is out of time. Shareholders cannot afford to waste another year for this Board and its nominees to get it right – another year while this Board and Mr. Osborne trot out another warmed-over version of the same strategy that has failed shareholders in the past and – we believe, is likely to do so again.

     Although it agrees with our nominees’ assessment that this Board has failed to improve the Company’s financial performance or generate shareholder value during the past five years, RMG stated that the presence of our nominees on the Board might be “disruptive.”

     The Kanders Group nominees are committed to working constructively with the other Board members and senior management. But Federal Signal shareholders need a functioning Board, with members who have the experience, skills and motivation to fight to create shareholder value – not a country club!

     Perhaps that is why FSS shares fell 17.4% the day following RMG’s Report and recommendation.

     We can help grow this Company and benefit all shareholders. That is why I have personally committed more than $750,000 to finance our campaign for three seats on the Board.

     Our nominees will set the bar high for the Board and management – just as Mr. Sokolow did as a director and I, as a chairman of the board, of Armor Holdings, Inc. Between 1996 and 2007, we grew Armor from $12 million in revenues and $1 million of EBITDA to approximately $2.2 billion of revenues and $280 million of estimated EBITDA, when we opportunistically sold it to BAE Systems, Inc. for a price of $4.5 billion.

     Proxy Governance, Inc., another proxy advisory firm, agrees. In its April 20, 2009 Report, Proxy Governance stated:

     --“Kanders success in increasing the value of Armor Holdings 3400% over his 11 years as founder, CEO and chairman is a compelling reason to take both his arguments and his candidacy seriously. While every proxy fight involves judicious selection of “relevant” metrics and time periods, moreover, it is clear that a sizeable portion of the company’s share price decline occurred even as it launched its “shrink to grow” strategy and invested significant capital acquiring three new businesses. On key measures of management efficiency, such as ROE, ROA, and ROI it has indeed underperformed peers throughout 2008.” (Emphasis supplied.)

     We have similar goals for FSS – and, most importantly, unlike the current Board, a public record of achieving our goals – to reverse FSS’ legacy of underperformance and more than double its revenues over the next five years, to more than $2.0 billion by constructively challenging the Board to hurdle the bar and properly incentivizing management by:

•	directly linking pay for performance and eliminating consolation prizes for failure;

•	significantly increasing operating margins through carefully targeted operating cost reductions, focusing sales on FSS’ higher margin legacy business and developing and marketing higher margin products through increased R&D expenditures and improved engineering;

•	enforcing reductions in corporate overhead;

•	capitalizing on the current market dislocations to seize market share through targeted acquisitions and carefully executed integration;

•	repairing FSS’ reputation on Wall Street and with financial analysts through greater transparency and meeting or beating earnings guidance, and avoiding the Company’s history of surprises and disappointments;

•	raising capital at opportunistic times to rebuild the Company’s balance sheet and provide powder for our acquisition strategy; and

•	implementing best practices of corporate governance.

     Our efforts have already had some positive effects on the Board, including the resignation of James C. Janning as a Board member and as Chairman. But we can accomplish much more if our nominees are elected to the Board.

Give me and my fellow nominees the opportunity to serve you
as members of the Board.

TIME IS RUNNING OUT!
WE NEED YOUR SUPPORT NOW!

      If you have not already voted the GOLD Card, we urge you to do so today. If you have already voted, it is not too late to change your vote. You can vote for the Kanders Nominees by signing and returning the GOLD Card enclosed with this letter to Mackenzie Partners, at the address below, or you may vote by telephone or internet. Just follow the simple directions on the GOLD card.

      If you need another GOLD card, or have any questions as to how to vote for the Kanders Nominees, call or e-mail Mackenzie Partners:

Mackenzie Partners Inc.
at 800-322-2885
or collect at 212-929-5500,
or email: Proxy@mackenziepartners.com.

      Permission to use quotations was neither sought nor obtained from either RMG, Glass Lewis & Co. or Proxy Governance.

      We thank you for your encouragement and support.

Very truly yours,

/s/ Warren B. Kanders
Warren B. Kanders”

IMPORTANT

We urge you NOT to sign any white proxy card sent to you by Federal Signal. If you have already done so, you have every legal right to change your vote by telephone, by Internet, or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided TODAY.

Important Information

The Kanders Group has filed with the Securities and Exchange Commission (“SEC”) a Definitive Proxy Statement, in connection with the solicitation of proxies for the 2009 Annual Meeting of Stockholders. The Kanders Group advises Federal Signal’s stockholders to read the Definitive Proxy Statement, because it contains important information. Stockholders may obtain a free copy of the Kanders Group’s Definitive Proxy Statement and other documents filed with the SEC at the SEC’s website at www.sec.gov, at the Kanders Group website at www.readmaterial.com/kandersgroup, or from MacKenzie Partners by calling toll-free: (800) 322-2885.

Source:	Warren B. Kanders
Contact:	Warren B. Kanders 1-203-552-9600 wbkanders@kanders.com